UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐
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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

BENSON HILL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 28, 2024, Benson Hill, Inc. sent the following email to its employees:

June 28, 2024

Benson Hill Team Members,

Our Annual Stockholders Meeting will be held on Thursday, July 18, 2024, at 9 a.m. Central Time. This will be a completely virtual event, conducted via live webcast at www.virtualshareholdermeeting.com/BHIL2024. If you were a stockholder of record at the close of business on June 11, 2024, you can attend and participate in the meeting and vote your shares electronically.

The matters expected to be acted upon at our Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement located here. We recommend that you review the Proxy Statement before you vote.

Your vote is important, and we ask that you vote as soon as possible by using the internet, phone, or submitting your vote by mail. Votes submitted through the internet or phone must be received by 11:59 p.m. Eastern Time on Wednesday, July 17, 2024.

You may hold shares in various places (e.g., company long-term incentive plan, employee stock purchase plan, restricted shares, shares with your broker, etc.), so your proxy materials may come from more than one source. Each source may require you to vote blocks of your shares using different 16-digit control numbers.

Shares issued to team members who participate in our long-term performance (equity) program and employee stock purchase plan will need to vote their shares via E*TRADE. On or around Saturday, June 22, 2024, you should have received an email from E*TRADE (id@proxyvote.com) with the subject “Vote now! BENSON HILL, INC. Annual Meeting.”

Shares (including restricted shares) held through our transfer agent, Continental Stock Transfer and Trust Company, were mailed to the address on your account and should be received sometime this week. The proxy card in the packet will have voting instructions and your 16-digit control number(s).

Shares held through your bank or brokerage company should be received via email from your bank or brokerage company. If you have not received that, please contact your personal bank or broker.

For questions about our annual meeting, please contact Dan Cosgrove or Tana Murphy.